Exhibit 99.1

RESTRICTED SHARES GRANT PLAN

OF

ARCO PLATFORM LIMITED

Approved by the Board of Directors held on April 30, 2019

RESTRICTED SHARE GRANT PLAN

The present Restricted Share Grant Plan is governed by the provisions below and by applicable law.

1.       Definitions

1.1.    The following capitalized expressions, when used herein, shall have the meanings ascribed to them, as follows:

“Committee” means the advisory committee created for the administration of the Plan and composed by members of Arco Educação S.A. a corporation, organized and existing under the Laws of the Federate Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Rua Augusta, No. 2840, 9th floor, suite 91, Consolação, Zip Code 01412-100, enrolled with the CNPJ/MF under No 20.023.340/0001-45;

“Approved Funds” means the amounts received by the Participant as result of his/her short term incentive in the Company Group, as approved by the Board of Directors to be used as investment by the Participant in the acquisition of Investment Shares;

“Board of Directors” means the board of directors of the Company;

“Company” means Arco Platform Limited, an exempted company with limited liability with registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

“Company Group” means any of the Company and/or its, direct or indirect, controlled companies;

“Eligible Persons” means all individuals working with a Company Group, such as directors, officers, employees or professionals of any nature;

“Investment Shares” means Class A shares of the Company acquired, at fair market value, by the Participants with the Approved Funds, as a condition to receive the Matching Shares, as set forth herein;

“Grant Agreements” means the grant instruments executed by and between the Company and the Participants setting forth the terms and conditions for the grant of Restricted Shares and Matching Shares to the Participants;

“Grant Date” means, except as otherwise expressly provided for in the Grant Agreements, with respect to Restricted Shares and to Matching Shares granted to each Participant, the date of execution of the relevant Grant Agreement under which those Restricted Shares and Matching Shares were granted;

“Matching Shares” means the additional Restricted Shares granted by the Company, for no cost, in a ratio of one (1) Restricted Shares for each one (1) Investment Share acquired by the Participant, as set forth herein;

“Participants” means the Eligible Persons elected by the Board of Directors and who voluntarily agree to adhere to the present Plan and to the respective Program by means of the execution of the respective Grant Agreement, in favor of whom the Company shall grant Restricted Shares and Matching Shares;

“Plan” means this Restricted Shares and Matching Shares Grant Plan;

“Program(s)” means the periodic programs for the grant of Restricted Shares and Matching Shares created, approved and/or cancelled by the Board of Directors;

“Restricted Shares” means Class A shares of the Company granted to Participants under the terms and conditions set forth herein;

“Termination” means any act or fact that terminates the legal relation between the Participants and the Company Group, for any reason whatsoever, including resignation, removal, replacement or non-re-election, if a statutory officer/director, request for voluntary dismissal or dismissal by the Company Group, with or without cause, retirement agreed by the Company Group, permanent disability or death.

“Termination With Cause” means any act or fact that terminates the legal relationship between the Participant and the Company (or the Company Group) (i) with cause (justa causa), in cases provided in the Consolidation of Labor Laws (Consolidação das Leis de Trabalho – CLT), according to wording in force at the time of the Termination, or as a result of the actions described in items (a) to (i) below, for Participants being employees of the Company or the Company Group and (ii), in the case of Participants being statutory managers (non-employees) of the Company (or Company Group) or being service providers, the following events: (a) negligence of the Participant in the exercise of its attributions resulting from its term of office as a manager or from its service agreement; (b) final decision of a criminal conviction, provided that its enforcement has not been suspended; (c) performance by the Participant of dishonest, fraudulent, or improper acts against the Company or Company Group; (d) any act (including acts of violence or injuries) or omission resulting from intent or fault by the Participant, that causes damage to the business, image or financial condition of the Company, Company Group, its partners or any of its subsidiaries or affiliates, including trade secret violation, or helping competitors or competing against the Company (or Company Group) without the Company's agreement; (e) material violation of the instrument governing the exercise of the term of office of statutory manager of the Company (or the Company Group) or the service agreement executed by the Participant and the Company (or the Company Group) or of any addendum to such instrument or agreement; (f) noncompliance with the Company’s (or Company Group’s) articles of association and other corporate provisions applicable to the Participant, as manager or service provider; (g) indiscipline or insubordination, non-attendance to work, or loss of qualification or requirement for the job position because of the Participant's malicious actions; and (i) noncompliance with the obligations provided for in the Brazilian Law 6,404/76, as amended, applicable to managers of corporations, including, but not limited to those provided in articles 153 to 157 of such Law, obligations which are also applicable by analogy to service providers.

2.       Purposes of the Plan

2.1.     As a long term incentive and retention instrument, the purpose of the Plan is to allow the granting of Restricted Shares and Matching Shares to Participants selected by the Board of Directors, subject to certain conditions, so as to promote: (a) the alignment between the interests of the Participants with those of the Company’s shareholders; and (b) the permanence of Participants in the Company Group.

3.       Participants

3.1.     The Board of Directors shall define, in each Program, the Participants who are entitled to participate in the Plan and receive Restricted Shares and/or Matching Shares, subject to the terms and conditions set forth herein.

4.       Management of the Plan

4.1.    The Plan and its Programs shall be managed by the Board of Directors or the Committee.

4.2.     Subject to the general conditions of the Plan, the Board of Directors and/or the Committee shall have broad powers to, with due regard to the applicable legal provisions and its incorporation documents, take all actions deemed necessary and appropriate for the administration of the Plan and Programs, including:

(a)       creation of Programs and definition of the number of Restricted Shares and Matching Shares to be granted, pursuant to this Plan;

(b)       election of the Participants and authorization to grant Restricted Shares and Matching Shares in their favor;

(c)       define criteria and conditions for the grant of Restricted Shares and Matching Shares;

(d)       impose restrictions to the Restricted Shares and Matching Shares, such as lock-up and call options.

4.3.     Resolutions of the Board of Directors shall have a binding effect for the Company Group with respect to any matter related to the Plan and the Programs.

4.4.     The Board of Directors may delegate, partially or totally, its powers and attributions set forth herein to any committee or board of a Company Group.

5.       Grant of Restricted Shares and Matching Shares

5.1.     The Company’s Board of Directors shall approve in each Program the number of Restricted Shares and Matching Shares to be granted, the elected Participants and the terms and conditions for the acquisition of rights related to the Restricted Shares and the Matching Shares.

5.2.     The granting of Restricted Shares and/or Matching Shares, as applicable, shall be formalized through the execution of Grant Agreements between the Company Group the Participants, setting forth, among other conditions to be determined by the Board of Directors: (a) the number of Restricted Shares and/or Matching Shares to be granted; (b) any other conditions for the acquisition, modification or termination of rights related to the Restricted Shares and to the Matching Shares and restrictions on its transfer; and (c) the Participant's express adherence to the terms of the Plan and the Program.

5.3.     The effective transfer of the Restricted Shares and of the Matching Shares to the Participants shall only take place upon satisfaction of the conditions and terms provided for in this Plan, in the Programs and in the Grant Agreements, as applicable. The Restricted Shares and Matching Shares will only be delivered to the Participant upon compliance of the terms and conditions set forth in the Plan, Program and Grant Agreement, as applicable. Up until the date on which ownership of the Restricted Shares and the Matching Shares is actually transferred to the Participants under this Plan, Participants shall have no rights or privileges as shareholders of the Company with respect to those Restricted Shares or Matching Shares.

5.4.     The Board of Directors can approve two different types of Programs, at its discretion. The first Program shall require the investment of the Participant in Investment Shares, upon which the Company will grant Matching Shares (“Matching Program”). The second type of Program shall not require the investment of the Participant in Investment Shares and the Company will grant Restricted Shares, subject to the terms and conditions set forth herein (“Regular Program”).

5.5.     In a Matching Program, the Board of Directors shall define the number of Investment Shares that each Participant will be entitled to acquire with his/her Approved Funds. Without limiting any other condition established in the respective Grant Agreements, the Participants’ right to effectively receive ownership of the Matching Shares shall be subject to the satisfaction of the following conditions: (i) Participant shall remain continuously bound as an employee, officer or director of any Company Group from the Grant Date until each of the vesting periods to be indicated in each of the Grant Agreements; and (ii) Participant shall continue holding, from the Grant Date until each of the vesting periods to be indicated in each of the Grant Agreements, without any interruption and without the right to sell, lease, transfer and/or negotiate, all of the Investment Shares (“Conditions to the Matching Shares”). The vesting periods to be indicated in each of the Grant Agreements shall not exceed five (5) years.

5.5.1       The Grant Agreement shall provide for the terms and conditions for the transfer of the Matching Shares upon satisfaction of the Conditions to the Matching Shares on each vesting period. Upon each vesting period, a portion of the Investment Shares shall become free and clear of any restrictions and the Participant will be allowed to freely negotiate such shares, as provided for in the relevant Grant Agreements.

5.5.2       If the Participant sells, leases, transfers and/or negotiates the Investment Shares before each vesting period set forth in the relevant Grant Agreement, except as authorized pursuant to Section 5.5.1, then the Participant will forfeit all Matching Shares.

5.5.3 The Board of Directors can define, in each Matching Program, different vesting periods, at its discretion.

5.6.     In a Regular Program, the Participant will not be required to invest in Investment Shares and subject to other conditions established in the respective Grant Agreements, the Participants’ right to effectively receive ownership of the Restricted Shares shall be subject to the Participant remaining continuously bound as an employee, officer or director of any Company Group from the Grant Date until the vesting periods to be indicated in each of the Grant Agreements, which shall not exceed five (5) years (“Condition to the Restricted Shares”).

5.6.1       The Grant Agreement shall provide for the terms and conditions for the transfer of the Restricted Shares upon satisfaction of the Condition to the Restricted Shares on each vesting period .

5.6.2 The Board of Directors can define, in each Regular Program, different vesting periods, at its discretion.

5.7.     The relevant Company Group will treat the delivery of Restricted Shares or Matching Shares as compensation and shall withhold and discount any taxes applicable on the delivery of such shares, being the Company Group allowed to withhold a portion of the total number of granted Restricted Shares or Matching Shares to be delivered pursuant to this Plan, pro rata to the relative impact of the applicable taxes, or as otherwise deemed convenient and adequate to comply with legal requirements.

5.8.     At the discretion of the Board of Directors, the Company will deliver treasury shares or newly issued shares to satisfy the delivery of Restricted Shares or Matching Shares pursuant to the Plan. The Board of Directors may also decide to satisfy the delivery of Restricted Shares or Matching Shares pursuant to the Plan in cash, in which case the Participant may acquire the relevant shares in the market.

6.       Shares Subject to the Plan

6.1.     The maximum number of Restricted Shares and Matching Shares available for granting under this Plan is limited to five per cent (5%) of the capital stock of the Company at any time.

7.       Term of the Plan

7.1.     The Plan shall remain in full force and effect until early terminated by the Board of Directors. The right to effectively receive the Restricted Shares and Matching Shares granted pursuant to this Plan shall be automatically terminated, without any right to indemnification, and all its effects shall cease as a matter of law in the following events:

(i)       if the Company is dissolved, wound-up or has its bankruptcy declared or if any of the Group Companies enter into judicial or extra-judicial recovery pursuant to Brazilian law; or

(ii)       in the events listed in Clause 8 of this Plan, with respect to the Participant, as applicable.

8.       Termination Events and Effects Thereof

8.1.     In the event the Participant’s relationship with the Company Group is terminated:

(a)	by the Company Group based on a Termination With Cause or if the Participant voluntarily terminates his/her relationship with the Company Group, the right to the unvested Restricted Shares and/or Matching Shares shall completely and automatically forfeit, without the deed of any notice, and the Participant will retain only his/her Investment Shares, if applicable;

(b)	without cause by the Company Group or by mutual agreement between the Company Group and the Participant, the Participant shall have the right to:

a.	all vested Restricted Shares and/or Matching Shares, which shall be delivered to the Participant as set forth in the relevant Grant Agreement; and

b.	a pro rata amount of the unvested Restricted Shares and/or Matching Shares, specifically in relation to the vesting period in which the Termination occurred, based on the number of days the Participant worked for the Company Group during such specific vesting period, in the proportion of X/365, where “X”

means the number of days the Participant worked for the Company Group during such specific vesting period up to the date of Termination, which Restricted Shares and/or Matching Shares shall be delivered to the Participant only upon termination of such specific vesting period (and not before the completion of such vesting period), as set forth in the relevant Grant Agreement.

(c)	by death or permanent invalidity of the Participant, the Participant (or his/her heirs) will be entitled to all granted Restricted Shares and/or Matching Shares, which shall be delivered only upon termination of the original vesting period (and not before the completion of the original vesting period), except if otherwise decided by the Board of Directors.

8.2.     Notwithstanding the provisions above, the Board of Directors may, at its sole discretion, disregard the rules above, if to the benefit of the Participants.

9.       Non-Compete and Non-Solicit

9.1.     For the period of 2 (two) years as of the date of Termination (“Non-Compete Period”), the Participant shall not compete with the Company and the Company Group, in accordance with the following provisions:

(a) the Participant shall not use his knowledge, neither will work for, directly or indirectly, either as owner, partner, officer, director, representative, consultant, service provider or employee, nor shall assist, in any way, entities, persons or companies conducting the business of development of educational solutions to K-12 private schools, including relevant technology and specialized services (“Restricted Activities”); being allowed, however, to freely work and/or be engaged in activities that are not construed to be Restricted Activities;

(b) the Participant shall not incorporate and/or acquire any ownership interest in any company or groups of companies which develop and/or is involved in any of the Restricted Activities.

9.1.1.   The Board of Directors shall define, in each Grant Agreement, the proper compensation for the obligations to be undertaken by the Participants as set forth in Section 9.1 above.

9.1.2.   The Company shall have the right, at any time and at its sole discretion, to release the Participant from the non-compete obligations set forth in Section 9.1 above.

9.2.     The Participant shall not, unless with the Company’s express written consent, directly or indirectly, during the term of the Grant Agreement and the Non-Compete Period, (i) cause, solicit,

induce, attempt to induce or encourage any officer, employee or service provider of the Company or the Company Group to leave such office, employment or service relationship, as applicable, or hire, or employ or otherwise engage any such person; or (ii) cause, induce or encourage any material, actual or prospective costumer, supplier, vendor, consultant, service provider or licensor of the Company or the Company Group or any other person who has a material business relationship with the Company or the Company Group, to terminate or modify any such actual or prospective relationship (“Non-Solicit Obligation”).

9.3.     The Company reserves the right to take any legal action, which may be required in case of breach of the obligations set forth in this Section 9 by the Participant. In case of breach by the Participant, the Participant will be liable for, in addition to any other penalty provided for in the Grant Agreement, any and all losses and damages suffered by the Company and/or the Company Group, including losses on profits.

10.      Miscellaneous

10.1.   The grant of Restricted Shares and/or Matching Shares, as applicable, under this Plan shall not prevent the Company from carrying out corporate reorganizations, such as transformation, incorporation, merger, spin-off and merger of shares, provided that all Programs already in force are duly observed, and it’s the Board of Director’s incumbency to assess if it will be necessary to propose adjustments to the Plan or Programs.

10.2.   In the case the number, type and class of shares issued by the Company are amended as a result of bonuses, splits, groupings or conversion of shares of a type or class in another or conversion of shares in other securities issued by the Company, the Company shall make, if applicable, such changes in the number of Restricted Shares and/or Matching Shares, as applicable as it determines necessary to prevent dilution or enlargement of rights of the Beneficiary

10.3.   This Plan and the related Grant Agreements (i) do not create any rights other than those expressly provided for in their terms; (ii) do not confer stability or assurance of employment or permanence in office; (iii) do not affect the right of the Company Group to, at any time and as applicable, terminate the employment contract or the term of office or relationship with the Participant; (iv) do not assure a right to reelection or re-conduction to office.

10.4.   Each Participant willing to adhere to the present Plan shall do it expressly upon executing the Grant Agreement.

10.5.   Any material amendment in the laws governing corporations, publicly-held companies, labor laws and/or the tax effects on restricted shares and/or matching shares grant plan may lead to a full review of this Plan, so as to assure compliance of the applicable laws.

10.6.   The Restricted Shares or Matching Shares will be granted to the Participants on a personal basis, and cannot be pledged, assigned or transferred to third parties, without the prior approval of the Board of Directors.

10.7.   In case the Company ceases to have its shares publicly traded, there shall be an acceleration of the vesting period of the Restricted Shares or Matching Shares, as applicable, and such Restricted Shares or Matching Shares shall be delivered to the Participant, as set forth in the relevant Grant Agreement. Additionally, the Participant may elect to sell his/hers Restricted Shares or Matching Shares and receive the same price paid to the shareholders owning publicly shares at closing of the relevant transaction that causes the Company to become privately owned (“Transaction”), or to remain as shareholder of the Company, if the Board of Directors agrees, provided that if the Board of Directors does not agree with the Participant´s request then the Participant shall be obligated to sell all his/hers Restricted Shares or Matching Shares under the Transaction.

* * * * *

REGULAR RESTRICTED SHARES GRANT AGREEMENT

This Regular Restricted Shares Grant Agreement (“Agreement”) is entered into on April 30, 2019 by and between the following parties:

(a)       ARCO PLATFORM LIMITED, an exempted company with limited liability with registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Company”); and

(b)       [=] (“Participant”),

The Company and the Participant are individually referred to as “Party” and collectively referred to as the “Parties”.

WHEREAS the Board of Directors Meeting approved the Restricted Shares Grant Plan (“Plan”), in the form of Schedule I;

WHEREAS the Board of Directors Meeting approved the 1st Regular Restricted Shares Program (“Program”), in the form of Schedule II;

WHEREAS the Participant was elected by the Board of Directors as Participant of the Program and the Participant has expressed his/her willingness to participate in the Plan and the Program, in accordance with the rules set forth herein and therein; and

WHEREAS the Participant’s admission to the Program shall be formalized through the present Agreement,

NOW, THEREFORE, in consideration for the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby reciprocally acknowledged, the Parties hereto agree to enter into this Agreement, which will be governed by the following terms and conditions:

1.	DEFINITIONS

1.1.	Unless otherwise defined herein, the expressions capitalized in the Agreement have the same meaning as those assigned in the Plan and/or the Program.

1.2.	For purposes of this Agreement, “IPO Closing Date” shall mean the Company’s IPO closing date (i.e. September 28th, 2018).

2.	PURPOSE

2.1.	Subject to the terms and conditions set forth in this Agreement, in the Plan and in the Program, the Company hereby grants [=] Restricted Shares to the Participant.

3.	ACQUISITION OF RIGHTS RELATED TO THE RESTRICTED SHARES

3.1.	The Participant’s right to effectively receive ownership of the Restricted Shares shall be subject to the Participant remaining continuously bound as an employee, officer or director of any Company Group from the date hereof until the vesting periods indicated below (“Vesting Period” and “Condition”, respectively):

(a)	first anniversary of the IPO Closing Date, upon which one third (1/3) of the Restricted Shares will become vested;

(b)	second anniversary of the IPO Closing Date, upon which one third (1/3) of the Restricted Shares will become vested;

(c)	third anniversary of the IPO Closing Date, upon which one third (1/3) of the Restricted Shares will become vested.

3.1.1.   Upon satisfaction of the Condition to the Restricted Shares on each Vesting Period above, within sixty (60) days as of the relevant anniversary of the IPO Closing Date, the Company shall deliver to the Participant, for no cost, the relevant Restricted Shares.

3.1.2.   The delivery of the Restricted Shares shall be treated as compensation and the Company shall withhold and discount any taxes applicable on the delivery of such shares, being the Company allowed to withhold a portion of the total number of granted Restricted Shares to be delivered pursuant to this Agreement, pro rata to the relative impact of the applicable taxes, or as otherwise deemed convenient and adequate to comply with legal requirements.

4.	TERMINATION EVENTS

4.1.	In the event the Participant’s relationship with the Company Group is terminated:

(a)	by the Company Group based on a Termination With Cause or if the Participant voluntarily terminates his/her relationship with the Company Group, the right to the unvested Restricted Shares shall completely and automatically forfeit, without the need of any notice;

(b)	without cause by the Company Group or by mutual agreement between the Company Group and the Participant, the Participant shall have the right to:

i.	all vested Restricted Shares, which shall be delivered to the Participant according to Section 3.1.1 above; and

ii.	a pro rata amount of the unvested Restricted Shares, specifically in relation to the Vesting Period in which the Termination occurred, based on the number of days the Participant worked for the Company Group during such specific Vesting Period, in the proportion of X/365, where “X” means the number of days the Participant worked for the Company Group during such specific Vesting Period up to the date of Termination, which Restricted Shares shall be delivered to the Participant only upon termination of such specific Vesting Period (and not before the completion of such Vesting Period), according to Section 3.1.1 above (“Pro-Rata Restricted Shares”).

(c)	by death or permanent invalidity of the Participant, the Participant (or his/her heirs) will be entitled to all granted Restricted Shares, which shall be delivered only upon termination of the original Vesting Period (and not before the completion of the original Vesting Period).

5.	NON-COMPETE AND NON-SOLICIT

5.1.       During the term of this Agreement and for the period of 2 (two) years as of the date of Termination (“Non-Compete Period”), the Participant shall not compete with the Company and any of the Company Group, in accordance with the following provisions:

(a) the Participant shall not use his knowledge, neither will work for, directly or indirectly, either as owner, partner, officer, director, representative, consultant, service provider or employee, nor shall assist, in any way, entities, persons or companies conducting the business of development of educational solutions to K-12 private schools, including relevant technology and specialized services (“Restricted Activities”); being allowed, however, to freely work and/or be engaged in activities that are not construed to be Restricted Activities;

(b) the Participant shall not incorporate and/or acquire any ownership interest in any company or groups of companies which develop and/or is involved in any of the Restricted Activities.

5.1.1.   In compensation for the obligations undertaken by the Participant as set forth in Section 5.1 above, the Participant shall receive, in addition to the Restricted Shares received by him/her under this Contract, a compensation equivalent to one (1) month salary or pro-labore for each six (6) months of the Non-Compete Period, to be paid by the Company on the anniversary of every six (6) months of the date of his/her Termination (“Compensation”). The Participant agrees that the payment of the Compensation is conditioned upon the compliance by the Participant of the obligations set forth in Section 5.1 above.

5.1.2.   The Compensation shall be construed as sufficient compensation for the Participant’s non-compete obligation set forth herein.

5.1.3.   The Company shall have the right, at any time and at its sole discretion, to release the Participant from the non-compete obligations set forth in Section 5.1 above,

in which case the Company shall not be required to make any payment of the Compensation to the Participant.

5.2.	The Participant hereby irrevocably agrees and covenants that he/she will not, unless with the Company’s express written consent, directly or indirectly, during the term of this Agreement and the Non-Compete Period, (i) cause, solicit, induce, attempt to induce or encourage any officer, employee or service provider of the Company or the Company Group to leave such office, employment or service relationship, as applicable, or hire, or employ or otherwise engage any such person; or (ii) cause, induce or encourage any material, actual or prospective costumer, supplier, vendor, consultant, service provider or licensor of the Company or the Company Group or any other person who has a material business relationship with the Company or the Company Group, to terminate or modify any such actual or prospective relationship (“Non-Solicit Obligation”).

5.3.	The Company reserves the right to take any legal action, which may be required in case of breach of these non-compete obligations and/or Non-Solicit Obligations by the Participant. In case of breach by the Participant, the Participant will be liable for any and all losses and damages suffered by the Company and/or the Company Group, including losses on profits, and the Participant shall (i) immediately forfeit all the Pro-Rata Restricted Shares and (ii) immediately return all Compensation, plus a non-compensatory penalty of 20% over such amount.

6.	GENERAL PROVISIONS

6.1.	This Agreement, the Plan and the Program constitute the entire agreement and the understandings regarding the matters provided herein among the Parties and replace all agreements, notices, proposals, correspondences and representations regarding these matters, whether current or past, oral or written, and shall prevail over any prior conflicting and additional terms to any notice, order, acknowledgement or understanding set forth among the Parties.

6.2.	The grant of Restricted Shares under this Plan shall not prevent the Company from carrying out corporate reorganizations, such as transformation, incorporation, merger, spin-off and merger of shares. In such cases, the Plan and Program shall be duly observed, and it is the Board of Director’s/Committee’s incumbency to assess whether it will be necessary to propose adjustments to the Plan or Program in order to maintain the balance of relations between the Parties, without prejudice to the Company or the Participant.

6.3.	During the term of this Agreement and after the transfer of the Restricted Shares to the Participant, the Company and the Participant must comply with all laws and regulations applicable to the transfer and negotiation of the Restricted Shares in any jurisdictions where it will be implemented.

6.4.	In the case the number, type and class of shares issued by the Company are amended as a result of bonuses, splits, groupings or conversion of shares of a type or class in another or conversion of shares in other securities issued by the Company, the Company shall make, if applicable, such changes in the number of Restricted Shares, as applicable, as it determines necessary to prevent dilution or enlargement of rights of the Participant.

6.5.	Unless otherwise stated in this Agreement, the Participant may not assign or otherwise transfer to any third party, in whole or in part, its rights and obligations, under this Agreement, without prior and express written consent of the Company.

6.6.	Unless otherwise stated, all notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and sent by letter (with confirmations) or protocol or by e-mail (with proof of receipt) to the addresses of the parties or other addresses, as previously informed in writing by them. Communications must be sent to the following addresses:

If to the Company, to:

Name: ARCO PLATFORM LIMITED

Address: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman

Zip Code: KY1-1104

with copies to:

Name: ARCO EDUCAÇÃO S.A.

Att.: Daniel Gonçalves Manaia Moreira / Bruna Pavanello

Address: Rua Augusta, No. 2840, 9º floor, Cerqueira César, City of São Paulo, State of São Paulo, Brazil

Zip Code: 04552-040

E-mail:  danielmoreira@arcoeducacao.com.br

brunapavanello@arcoeducacao.com.br

If to the Participant, to:

[=]

6.7.	This Agreement and the related Plan and Program (i) do not create any rights other than those expressly provided for herein and therein; (ii) do not confer stability or assurance of employment or permanence in office; (iii) do not affect the right of the Company Group to, at any time and as applicable, terminate the employment contract or the term of office or relationship with the Participant; and, (iv) do not assure a right to reelection or re-conduction to office.

6.8.	The Participant declares to have read the Plan and the Program in its entirety, in accordance with this Agreement and expressly confirms its adherence to the Plan and Program, in writing or by electronic means, in all its terms and conditions, with no restrictions.

6.9.	The Participant is obliged to, during the term of this Agreement and for a term of two (2) year(s) as from the termination of this Agreement, not to disclose to any person any information related to this Agreement that is not of public knowledge, except due to a judicial order, under penalty of termination of this Agreement with cause by the Company and of the losses and damages incurred by the Company.

6.10.	In case the Company ceases to have its shares publicly traded, there shall be an acceleration of the Vesting Period and such Restricted Shares shall be delivered to the Participant, as set forth in this Agreement. Additionally, the Participant may elect to sell his/hers Restricted Shares and receive the same price paid to the shareholders owning publicly shares at closing of the relevant transaction that causes the Company to become privately owned (“Transaction”), or to remain as shareholder of the Company, if the Board of Directors agrees, provided that if the Board of Directors does not agree with the Participant´s request then the Participant shall be obligated to sell all his/hers Restricted Shares under the Transaction.

6.11.	In the event of conflict or incompatibility between the Agreement and the Plan, the provisions of this Agreement shall prevail.

6.12.	This Agreement is governed by the laws of the Federal Republic of Brazil. Any claims or controversies arising out of or in connection with this Agreement shall be resolved at the Central Courts of the City of São Paulo, State of São Paulo, Brazil, excluding any other court however privileged it may be.

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

São Paulo, April 30, 2019.

Parties:

ARCO PLATFORM LIMITED	[=]

Witnesses:

1.	2.

Name:	Name:
Identity Card No.:	Identity Card No.:
CPF/ME:	CPF/ME: